Exhibit (a)(4)

 TRANSFEROR'S (SELLER'S) APPLICATION FOR TRANSFER (ASSIGNMENT AND SUBSTITUTION)

To: RELATED CAPITAL COMPANY                      Transaction Ref. Number:
    -----------------------
    General Partner or Transfer Agent
    (See Instruction 41)


                                                 -------------------------------
                                                 (Optional - See Instruction #2)
        625 Madison Avenue
        New York, New York 10022
        Attn: Investor Services Department
        (212) 5.0021-5333


The transferor makes application to transfer and assign, subject to the general partner's rights, and the conditions set forth on Appendix A, to the transferee all rights and interests, as set forth in the partnership below and for the transferee to succeed to such interest as a Substitute Limited Partner Substitute BACsholder.


                         LIBERTY TAX CREDIT PLUS II L.P.

--------------------------------------------------------------------------------
 PARTNERSHIP ID INFORM                    QUANTITY
 ---------------------

CUSIP:                                 Number of BACs          Number of BACs
PARTNERSHIP TAX ID #: 13-3458180           to be                 to be held
TAX SHELTER ID #:                       transferred:           after transfer:

                                       --------------          --------------

--------------------------------------------------------------------------------

 REGISTRATION INFORMATION indicate exactly as shown on partnership records. Partnership interests are currently registered as follows:

--------------------------------------------------------------------
                         Name of Transferor (Registrant)
--------------------------------------------------------------------------------

                                                  TAX IDENTIFICATION INFORMATION
-----------------------------------------         ------------------------------
  Address of Record                               (See Instruction #4)

-----------------------------------------         ------------------------------
                                                  SOCIAL SECURITY OR TAX ID
                                                  NUMBER:


CALIFORNIA RESIDENTS: It is unlawful to consummate a sale or transfer of limited partnership interests or any interest therein, or to receive any consideration therefore, without the prior written consent of the COMMISSIONER OF CORPORATIONS of the State of California, except as permitted by the Commissioner's rules.

********************************************************************************

CERTIFICATION

The transferor hereby certifies and represents possession of valid title and all requisite power to assign such interests and that assignment is in accordance with applicable laws and regulations and further certifies, under penalty of law, the following:

REASON FOR TRANSFER (Check one) For certain types of transfer additional documentation maybe required.

________Re-registration (Change of name, divorce/separation, individual to trust, etc.) , __X__Sale (for consideration)


________Death* _________Gift _______other  (please specify)_____________________

*In cases of death please forward death certificate and letters testamentary (if applicable).
********************************************************************************

SIGNATURE EXECUTION Must be signed by registered holder(s) exactly as name(s) appear(s) on the Partnership records and be signature guaranteed. (See Instruction 95 00)


Transferor Signature_____________________________ Date__________________________


Co-Transferor's Signature________________________ Date__________________________

If signature is by trustee(s), executor(s), administrator(s) , guardian(s), agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information. Only signature of transferor(s) is/are accepted Power of attorney and Attorney-in-fact is not accepted.


Name(s)_____________________________ Capacity (Full Title)._____________________


********************************************************************************


SIGNATURE GUARANTEE The signature must be guaranteed by a member of an approved Signature Guarantee Medallion Program





                                -----------------------------------------------


********************************************************************************

                                  INSTRUCTIONS

1. TRANSFER FORMS. To effect the requested transfer both transferee and transferor forms must be submitted together with the required fees. 2. TRANSACTION REFERENCE NUMBER. The use of this space is optional. The number placed in this space shall be internally generated by a broker or agreed upon by two or more brokers and shall correspond to internal records tracking system(s).
3. TAX INFORMATION, If' a Custodial Account, both Custodian/Trustee's and client's tax numbers should be completed.. 4. SIGNATURE EXECUTION. The signature must correspond with the name of the registered holder exactly as it appears on the Partnership records. Persons who sign as a representative or other fiduciary capacity must indicate their capacity when signed and, unless waived by the Partnership or its agent in its sole discretion, must present satisfactory evidence of their authority to so act. 5. DISTRIBUTION ALLOCATION AGREEMENT.(Optional). Complete as indicated if you wish the Partnership to make special arrangements for the payment of future distributions.

                                   APPENDIX A
                                       to

 Transferor's (Seller's) Application for Transfer (Assignment and Substitution)
  Transferee's (Buyer's) Application for Transfer (Assignment and Substitution)

Conditions Regarding Assignment and Substitution

         The following conditions and acknowledgments shall apply to the proposed Assignment and Substitution:

     1. Definitions. All capitalized terms used herein have the meanings ascribed to them in the Partnership Agreement, unless otherwise defined herein.

     2. Substitution. The transferee and transferor (collectively the "Applicants") hereby acknowledge and agree that the transferee shall not become a Substituted Limited Partner and the transferor shall remain a Limited Partner unless and until such time as (a) the General Partner approves and accepts this Application and (b) the other terms and conditions contained in the Partnership Agreement for becoming a Substituted Limited Partner have been satisfied.

     3. General Partner Approval. The Applicants hereby acknowledge and agree that no Assignment and Substitution shall occur unless and until the General Partner, in its sole and absolute discretion, shall approve such Assignment and Substitution and the General Partner may not approve if any proposed Assignment and Substitution may, alone or when aggregated with other proposed or actual Assignments and Substitutions, prevent the Partnership from relying on any safe harbor protection from publicly-traded partnership treatment under U.S. Treasury Regulations 1.7704-1.. The General Partner may require any proposed Assignor to deliver a written opinion of counsel addressed to the Partnership that the Assignment and Substitution will not result in the Partnership being treated as a publicly traded partnership taxed as a corporation for federal, state or local tax purposes. Such legal opinion must be in a form and content satisfactory to the Partnership and its counsel and must be in the form of a "reliance opinion" for purposes of Internal Revenue Service Circular 2.30. Notwithstanding the delivery of such an opinion to the Partnership, the General Partner shall retain sole and absolute discretion to approve or disapprove the proposed Assignment and/or Substitution.

     4. Effect of Non-Approval of Substitution. If the General Partner does not approve and accept this Application, or if the Applicants do not comply with all of the applicable provisions of the Partnership Agreement respecting Substituted Limited Partners then, subject to the Applicants complying with the provisions of the Partnership Agreement respecting transfers of Limited Partnership Interest the transferee shall become only an assignee of the transferor and shall receive only the economic benefits of the interest to which the transferor would otherwise be entitled to receive and the transferee shall have none of the other rights of a Limited Partner BACsholder granted under the Partnership Agreement or by law, including, without limitation, any voting rights, or any rights to inspect the Partnership's books, records or lists of Limited Partners or BACsholders.

          If the transferee for any reason does not become a Substituted Limited Partner, then the applicants hereby agree that the transferee shall not, directly or indirectly (including, without limitation, through any agreement or arrangement with the transferor or any other Limited Partner), exercise or attempt to exercise any of the rights of a Limited Partner (including, without limitation, any voting rights and any rights to inspect the Partnership's books, records and lists of Limited Partners) other than the rights as an assignee to receive only the economic benefits of the interest transferred to the transferee, as provided in the last sentence contained in section 7.2D of the Partnership Agreement.

     5. Tender Offers. The Applicants hereby agree that they will neither request access to or copies of any of the Partnership's books and records or the lists of Limited Partners for the purpose of conducting or facilitating any tender offer or other offer or solicitation to buy Limited Partnership Interests (a "Tender Offer"), regardless of the number of Limited Partnership Interests sought to be acquired through any such Tender Offer (e.g., regardless of whether such Tender Offer is or is not registered with the Securities and Exchange Commission), nor otherwise pursue any Tender Offer, unless the person making such

          Tender Offer complies with all of the terms and conditions set forth herein:

     a. Any Tender Offer conducted by either Applicant or any of their affiliates (as their term is defined under the Securities and Exchange Act of 1933, as amended) shall afford BACsholders and/or Limited Partners withdrawal rights during at least the first seven days after the dissemination of the Tender Offer.

     b. Any Tender Offer conducted by either Applicant or any of their affiliates shall afford Limited Partners with proration rights at least with respect to all securities tendered during the first ten days of the Tender Offer.

     c. Any Tender Offer conducted by either Applicant or any of their affiliates shall truthfully and completely disclose all material facts pertaining to such Tender Offer, the Partnership and the market and prices for Limited Partnership Interests that the person making the Tender Offer knows or reasonably should know.

     d. Any Tender Offer conducted by either Applicant or any of their affiliates shall fully comply in all respects with all applicable federal and state laws.

     e. The total aggregate number of Limited Partnership Interests acquired in any tax year of the Partnership by any and all persons (including, without limitation, the Applicants and all others) through any and all Tender Offers shall not, subject to the provisions of paragraph 3, above, exceed the aggregate total of 1.5% of the outstanding BACs and Limited Partnership Interests of the Partnership. The Applicants hereby agree that at such time as the cumulative total of 1.5% of the outstanding BACs and Limited Partnership Interests, the Applicants and their affiliates shall not acquire or attempt to acquire any BACs or Limited Partnership Interests through any further or other Tender Offer during the remainder of that tax year, unless such Applicant provides sufficient assurances, as are acceptable to the General Partner in its sole and absolute discretion, that such Tender Offer will not preclude or interface with BACs holders selling their BACs outside of the Tender Offer and/or adversely affect the Partnership's tax status.

     f. If either of the Applicants and /or any of their affiliates wants to conduct a Tender Offer for Limited Partnership Interests, then each such person (and, if such persons lack an adequate net worth, as determined by the General Partner under paragraph 55 g, below, then an additional person that has an adequate net worth) shall prior to the commencement of any such Tender Offer enter into a written agreement to indemnify and hold harmless the Partnership, the General Partner, any person or entity acting on behalf of the Partnership, any officer, director', employee or agent of any of the foregoing (collectively the "Partnership Agents"), all Limited Partners from and against any and all claims, liabilities, losses, damages, costs and expenses of every nature (including, without limitation, reasonable attorney's fees) arising directly or indirectly out of or in connection with (a) the Tender Offer and all acts and omissions arising from or relating to the Tender Offer, (b) any breach of any representation, warranty, covenant or other provision contained herein or in the Partnership Agreement, (c) any adverse tax consequences directly or indirectly arising from or relating to the Tender Offer and transfers of Limited Partnership Interests pursuant thereto, and (d) the actions or claims of any other person or persons, and/or refuses to recognize any transfers pursuant to such other Tender offer, wishing to conduct another Tender Offer where the Partnership refuses, in whole or in part, to make the lists of Limited Partners available to such person or persons, and/or refuses to recognize any transfers pursuant to such other Tender offer, because such other Tender Offer, when combined with any Tender Offer conducted by either of the Applicants or their affiliates, would result in a cumulative total number of Limited Partnership Interests being transferred through Tender Offers in any tax year of the Partnership exceeding 1.5% of the Partnership's outstanding BACs and Limited Partnership Interests.

     g. The Partnership shall have the right to require that at least one person providing an indemnification under paragraph 5.f above shall have a net worth in an amount, as reasonably determined by the General Partner, to be sufficient to meet the indemnity's obligations under such indemnification and to require such person to maintain that minimum net worth for a sufficient period of time, as reasonably determined by the General Partner, to assure the protection of the Partnership's agents and Limited Partners. From time to time upon the Partnership's request, the Partnership shall have the right to receive audited financial statements or other assurances (as reasonably determined by the General Partner) of adequate net worth from any person providing an indemnification under paragraph 51 above.

     h. If either Applicant or any of their affiliates seeks to conduct a Tender Offer, then the Partnership shall have the right to require any such person making the Tender Offer to deliver to the Partnership an opinion rendered by legal counsel satisfactory to the Partnership, in form and substance satisfactory to the Partnership, stating (x) that the sum of the transfers of Limited Partnership Interests by such Tender Offer and all other transfers that have occurred thus far during the applicable tax year of the Partnership will not
          (i).jeopardize the status of the Partnership as a partnership for federal income_ tax purposes, (ii) cause the Partnership to be treated as a "publicly traded partnership" under the Internal Revenue Code,
          (iii) otherwise result in any adverse tax consequences to the Partnership or any Limited Partner or General Partner, (iv) cause a termination of the Partnership for the purposes of the Internal Revenue Code or (v) violate, or cause the Partnership to violate, any applicable law, rule or regulation, and (y) any other matter reasonably requested by the Partnership.

     i. At least seven business days prior to the commencement of any Tender Offer by either Applicant or any of (euro)heir(,) affiliates, the persons conducting such Tender Offer shall deliver to the Partnership copies of all written materials respecting such Tender Offer that the person making the Tender Offer intends to disseminate to Limited Partners (the "Tender Offer Materials").

     j. The Partnership shall have the right, but not the obligation, to mail the Tender Offer Materials to Limited Partners, at the expense of the person making the Tender Offer, in lieu of otherwise providing either Applicant or any other person with any other form of access to the Partnership's lists of Limited Partners..

     6. Requests for Books and Records and List of BACs holders/Limited Partners. Any request for access to the Partnership's books and records and/or the list of BACsholders and/or Limited Partners must be in writing setting forth with particularity a proper purpose reasonably related to the current status of the person making the request as a Limited Partner in the Partnership at the time of the request. The request must certify that the person making the request is doing so solely on his/her/its own behalf and not on behalf of or for the benefit of any other person. If any such request is for the purpose of communicating with Limited Partners, such request shall be accompanied by a copy of the proposed communication. In lieu of providing any other form of access to books and records and/or the lists of BACsholders and Limited Partners (the Partnership reserves the right to mail any communication to BACsholders and Limited Partners on behalf of the requesting Applicant at the expense of the Applicant (subject to any such communication complying with all requirements of this instrument, the Partnership Agreement and applicable law) or otherwise to accommodate the stated purpose for access to the Partnership's books and records and/or lists through alternative means. The General Partner shall have the right, in its sole and absolute discretion, to determine what information is of such a confidential and/or proprietary nature that it is in the best interests of the Partnership that such information should not be disclosed and/or to limit such disclosure on such terms and conditions as the General Partner may determine, in its sole and absolute discretion, are necessary or appropriate.

     7. Conversion from BACs to Limited Partnership Interests. This instrument shall not have the effect of converting any BACs into Limited Partnership Interests. Any such conversion may only be accomplished by a separate instrument and in accordance with the terms and conditions set forth in the Partnership Agreement respecting such conversions. As set forth in the Partnership Agreement, no Limited Partnership Interests may be converted into BACs.

     8. Validity. If any portion of this instrument is finally determined to be invalid by a court of competent jurisdiction, the remainder of this instrument shall remain in full force and effect, with such invalid portion deemed to be deleted from this instrument.

     9. Applicable Law: Jurisdiction. This application for transfer shall be governed and interpreted by the laws of the state of New York and the signatories hereto hereby consent to exclusive jurisdiction and venue in the federal and state courts located in New York, New York for all matters and disputes arising out of or relating to this application.



------------------------      ------------------       -------------------------
Signature (Transferor)        Date                     Signature Guarantee


------------------------      ------------------       -------------------------
Signature (Transferee)        Date                     Signature Guarantee

Distribution Allocation Agreement

Distributions- Notwithstanding anything to the contrary contained in the Partnership Agreement, transferor and transferee agree and acknowledge as follows:

I. Check A        X            or B
          --------------------     --------------------

A. (1) For purposes of distributions by the Partnership of Cash Flow, as deemed in the Partnership Agreement ("Cash Distributions"), Transferee shall be deemed to the holder of the Units on the first day of the fiscal quarter in which Transferee and Transferor execute standard transfer forms, of which this Distribution Allocation Agreement is a part, and on which consideration passes between the parties.

     (2) As between Transferor and Transferee, all Cash Distributions in respect of the Units hereafter made my the Partnership shall be made to the Buyer/Transferee of the Units as of the last day of the fiscal period for which such distributions are made.

     (3) As between Transferor and Transferee, all distributions in respect of the Units other than Cash Distributions (such as any, Sale or Refinancing Proceeds, as defined in the Partnership Agreement) (collectively, "Capital Distributions") made by the Partnership after the date of execution of the form by both Transferor and Transferee (without regard to when the underlying capital or liquidating transaction or event occurred) shall be made to Transferee, except for the following specified Capital Distributions which shall be made to Transferor: ____N/A________

B. For purposes of distributions by the Partnership of Cash Distributions and/or Capital Distributions, Transferor and Transferee hereby agree that the terms of the Partnership Agreement shall govern the time and manner of such distributions.

II. In the event that, notwithstanding the exercise of it's best efforts to comply with this Agreement, the Partnership makes a distribution to the wrong party as between Transferor and Transferee, the party receiving such distribution will promptly endorse and deliver to the other party the distribution checks or otherwise pay to the other party the amount of such distribution, and Transferor and Transferee will hold harmless the Partnership and it's managers, agents, employees, advisors and other affiliates, and broker/dealers and their agents or employees, with respect to the payment of such distributions.

(If this form is not completed and returned along with the transfer documents, transferor and transferee will be deemed to have chosen option B.)


------------------------     ------------------      ---------------------------
Transferor Signature         Date                    Signature Guarantee


------------------------     ------------------      ---------------------------
Transferee Signature         Date                    Signature Guarantee

Charter Mac
[GRAPHIC OMITTED]
        Capital Solutions
        625 Madison Avenue, New York, NY 10022  212.317.5700
                                            Fax 212.751.3550   chartermac.com


RE : Liberty Tax Credit Plus II L.P.


Dear Sir or Madame:

We have received a request to transfer units(s) from you in the above-referenced Partnership. Before we begin the process of documenting the transfer, we wish to inform you that when a partner transfers their interests in this Partnership, there will be recapture based on the amount of passive losses the investor has used (such recapture only pertains to the passive losses and not the tax credits you have utilized from this Partnership). Therefore depending on the nature of the transfer and the amount of passive losses generated and used, you may be subject to tax consequences.


Accordingly, we urge you to discuss the proposed transfer with your financial and tax advisors.

You may hereby acknowledge and agree that you may have read and understand the disclosures contained in the attached press release concerning the tender offer and confirm that you want to proceed with the transfer in full awareness and understanding of those disclosures.





------------------------     ------------------     ----------------------------
Signature (Transferee)       Date                   Signature Guarantee


------------------------     ------------------     ----------------------------
Signature (Transferor)       Date                   Signature Guarantee